Exhibit 99.1

SBARRO, INC. ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 11% SENIOR NOTES

MELVILLE, NEW YORK – (January 8, 2007) – Sbarro, Inc. (“Sbarro” or the “Company”) announced today that it is offering to purchase for cash any and all of the outstanding $255,000,000 principal amount at maturity of 11% Senior Notes due 2009 (the “Notes “) issued by it, on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 8, 2007 (the “Offer Document”). Sbarro is also soliciting consents to eliminate most of the restrictive covenants in the indenture under which the Notes were issued.

On November 22, 2006, Sbarro and its shareholders entered into a definitive agreement with MidOcean SBR Holdings LLC, an affiliate of MidOcean Partners III, L.P. (“MidOcean”) whereby MidOcean will acquire Sbarro. In connection with the acquisition, Sbarro expects to enter into a new $150.0 million senior secured term loan facility and a new $25.0 million senior secured revolving facility. In addition Sbarro expects to raise $150.0 million through the issuance of new senior unsecured notes. Sbarro intends to use $300.0 million of the additional cash available from its new senior secured credit facilities and the issuance of new senior unsecured notes to finance the acquisition and the tender offer.

The total consideration for each $1,000 principal amount of the Notes tendered and accepted for purchase pursuant to the tender offer will be $1,020.83. Sbarro will pay accrued and unpaid interest up to, but not including, the applicable payment date. Each holder who validly tenders its Notes and delivers consents on or prior to January 22, 2007 (the “Consent Date”) shall be entitled to a consent payment, which is included in the total consideration above, of $10 for each $1,000 principal amount of Notes tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer. Holders who tender after the Consent Date, but prior to the Expiration Date (as defined herein), shall receive the total consideration minus the consent payment. Holders who tender Notes are required to consent to the proposed amendments to the indenture.

The tender offer by Sbarro will expire at midnight, New York City time, on February 6, 2007, unless extended or earlier terminated by Sbarro (the “Expiration Date”). The consent solicitation will expire on the Consent Date, unless extended.

Tenders of Notes prior to the Consent Date may be validly withdrawn and consents may be validly revoked at any time prior to the Consent Date, but not thereafter unless the tender offer and the consent solicitation are terminated without any Notes being purchased. Sbarro reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time subject to applicable law.

Sbarro expects to pay for any Notes purchased pursuant to its tender offer and consent solicitation in same-day funds on a date promptly following the Expiration Date. In addition, Sbarro may accept and pay for any Notes tendered prior to the Consent Date at any time after the Consent Date, in its sole discretion.

Sbarro’s tender offer is subject to the conditions set forth in the Offer Document, including the receipt of consents of the holders representing at least a majority in aggregate principal amount of the Notes outstanding under the indenture, consummation of the acquisition of Sbarro by MidOcean and Sbarro obtaining the financing necessary to pay for the Notes and consents in accordance with the terms of the tender offer and consent solicitation.

Sbarro has retained Credit Suisse Securities (USA) LLC and Banc of America Securities LLC to act as Dealer Managers and Solicitation Agents in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-7596 (collect) or Banc of America Securities LLC at (888) 292-0070 or (704)-388-9217 (collect). Copies of the Offer Document and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 290-6426 (toll free) or (212) 269-5550 (collect).

The tender offer and consent solicitation are being made solely by means of the Offer Document. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of Sbarro. It also is not a solicitation of consent to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and their affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, unanticipated operating costs and effects of general and local economic and real estate conditions. Additional information or factors which could impact Sbarro’s forward-looking statements contained herein are included in Sbarro’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About the Company

Based in Melville, New York, we believe we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have approximately 955 units in 32 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/

##